Exhibit 10.34

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE ROIVANT SCIENCES LTD. (THE “COMPANY”) HAS DETERMINED THAT THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

Retention Award Agreement

Mayukh Sukhatme
President and Chief Investment Officer

July 26, 2024

Dear Mayukh,

In recognition of your hard work and dedication and in anticipation of your future contributions to the success of Roivant Sciences, Inc. (“Roivant”) and the Vants, we are pleased to provide you with the following one-time, cash retention award (the “Cash Retention Award”), pursuant to the terms and conditions set forth in this letter agreement (this “Agreement”).  Capitalized terms used herein but not defined shall have the same meanings as set forth in your Employment Agreement with Roivant, dated as of May 19, 2020 (as amended from time to time, your “Employment Agreement”).

1.
Cash Retention Award. Subject to the terms and conditions of this Agreement, you shall be entitled to receive a Cash Retention Award from Roivant in the aggregate amount of $80,550,000.00, less applicable withholdings for taxes and other deductions. The Cash Retention Award shall be paid to you within thirty (30) days following the date of this Agreement (the “Payment Date”), subject to (i) your continued full-time employment with Roivant or one of its affiliates in good standing (including, without limitation, good performance and adherence to company policies) through the Payment Date, which such good standing determination shall be made by Roivant in its sole discretion, (ii) the forfeiture and recoupment provisions set forth in Section 2 and (iii) the other terms and conditions set forth in this Agreement.  Notwithstanding the foregoing, if your employment is terminated due to your death or Disability (as defined below) prior to the Payment Date, you shall be eligible to receive a Cash Retention Award, subject to your (or, in the case of your death, your estate’s) execution and nonrevocation of a Release (as defined below) that becomes effective and irrevocable within 60 days following your termination date.

2.	Recoupment.

(a)
Notwithstanding anything to the contrary in this Agreement, in the event (x) your employment in good standing with Roivant terminates or otherwise ceases for any reason (except as provided in Section 2(b) below) or (y) you breach any of your Restrictive Covenant Obligations (as defined below), in each case on or prior to September 30, 2025 (each, a “Recoupment Event”), then:

(i)
if such Recoupment Event occurs on or before September 30, 2024, you shall repay to Roivant an amount in cash equal to $30,000,000.00 of the Cash Retention Award (on a before-tax basis) (the “First Clawback Amount”); and

(ii)
if such Recoupment Event occurs after September 30, 2024 and on or before September 30, 2025, then you shall repay to Roivant an amount in cash equal to $15,000,000.00 of the Cash Retention Award (on a before-tax basis) (the “Second Clawback Amount” and together with the First Clawback Amount, the “Clawback Amount”).

For the avoidance of doubt, you will not be required to repay the Cash Retention Award (or any portion thereof) if you are employed by Roivant through the above specified dates.

 CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE ROIVANT SCIENCES LTD. (THE “COMPANY”) HAS DETERMINED THAT THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(b)
Notwithstanding the foregoing, in the event your employment is terminated (i) by Roivant without Cause or (ii) due to your death or Disability, in each case, prior to September 30, 2025, then you will not be required to repay any portion of the Cash Retention Award, provided that you (or, in the case of your death, your estate) execute and do not revoke a release of claims that becomes effective and irrevocable within 60 days following your termination date, which shall release  claims similar to those described in the General Release attached as Exhibit A to the Employment Agreement, accrued through the date of execution of such release (a “Release”). Notwithstanding the foregoing, if you fail to execute such Release (or you execute but then revoke such Release), then your termination of employment under this Section 2(b) shall be deemed a Recoupment Event for purposes of this Agreement, effective as of the date of your termination.

(c)
Upon the occurrence of a Recoupment Event, you are required to repay to Roivant the aggregate applicable Clawback Amount in a cash lump sum in immediately available funds promptly upon written notice by Roivant, and in all cases within ten (10) business days following the date of such notice by Roivant.

(d)	[***]

(e)	[***]

(f)
For purposes of this Agreement, “Disability” shall have the meaning set forth in your Employment Agreement, provided that the existence of Disability shall be determined by the Compensation Committee of Roivant Sciences Ltd. in its sole and absolute discretion.

 CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE ROIVANT SCIENCES LTD. (THE “COMPANY”) HAS DETERMINED THAT THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

3.
Confidentiality.  You acknowledge and agree that this Agreement (including the existence, terms and amount of the Cash Retention Award) is confidential in nature, and you agree that  you will keep this Agreement confidential and you will not, without Roivant’s prior written consent, disclose the existence of this Agreement, the Cash Retention Award or any other terms or conditions related thereto to any employee or other service provider of Roivant, its subsidiaries or any of its affiliates or any other person (other than your attorney, accountant or spouse (who shall also be bound by this confidentiality covenant to the same extent you are bound by it) or as required by law). Notwithstanding the foregoing, nothing in this Agreement or otherwise prohibits from disclosing this Agreement to, or from cooperating with or reporting violations to or initiating communications with, the Securities and Exchange Commission (the “SEC”) or any other governmental entity or other self-regulatory organization, and you may do so without notifying Roivant.  Neither Roivant or any of its subsidiaries or its affiliates may retaliate against you for any of these activities, and nothing in this Agreement or otherwise requires you to waive any monetary award or other payment you might become entitled to from the SEC or any other governmental entity or self-regulatory organization.

4.
Withholding. Any payments made or benefits provided to you under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract. Roivant, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.

5.
Section 409A and Section 457A. It is intended that the provisions of this Agreement comply with or are exempt from Section 409A and Section 457A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the regulations and other interpretive guidance issued thereunder, “Section 409A” and “Section 457A”, respectively), and all provisions of this Agreement will be construed and interpreted in a manner consistent with such intent. In no event shall Roivant or any of its affiliates be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or Section 457A. For purposes of Section 409A, each right to a payment hereunder will be deemed a “separate payment” within the meaning of Treas. Reg. Section 1.409A-2(b)(iii).

6.
No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with Roivant (or its affiliates or subsidiaries), affect your “at-will” employment status or otherwise interfere in any way with the right of Roivant (or any of its subsidiaries affiliates) to terminate your employment at any time.

7.
No Right to Future Awards. The Cash Retention Award provided to you under this Agreement is discretionary. This Cash Retention Award does not confer on you any right or entitlement to receive any other retention or incentive award at any time in the future or in respect of any future period.

8.
Other Benefits. The Cash Retention Award is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any severance, bonus, incentive, pension, retirement, death or other benefit under any other severance, bonus, incentive, pension, retirement, insurance or other employee benefit plan of Roivant or any of its affiliates, unless such plan or agreement expressly provides otherwise.

9.
Entire Agreement; Amendment. This Agreement embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein.  This Agreement supersedes all prior agreements and understandings between the parties, whether written or oral, with respect to the subject matter hereof.  This Agreement may be amended or modified only by written agreement signed by each of the parties.

10.	Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to any conflicts or law principles thereof.

11.
Arbitration.  Any dispute, claim or controversy arising out of or relating to this Agreement or the Cash Retention Award hereunder shall be governed by the arbitration provision set forth in Section 6 of the Employment Agreement, which such provision shall be incorporated by reference as set forth herein and shall apply to this Agreement mutatis mutandis.

 CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE ROIVANT SCIENCES LTD. (THE “COMPANY”) HAS DETERMINED THAT THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

12.
Severability. The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable.

13.
Assignability.  You may not assign, delegate, or otherwise transfer any of your rights or obligations under this Agreement. Roivant may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, or to any successor to one or more of its businesses, its rights or obligations under this Agreement without your consent.

14.	Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed to constitute one and the same original.

[Signature Page Follows]

 CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE ROIVANT SCIENCES LTD. (THE “COMPANY”) HAS DETERMINED THAT THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Please sign and date one copy of this Agreement in the space provided below to indicate your agreement to and acknowledgment of the terms of this Agreement and return the same to me.

Best Regards,

Roivant Sciences, Inc.

By:	/s/ Matthew Gline
Name:	Matthew Gline
Title:	Chief Executive Officer

Agreed and Acknowledged:

/s/ Mayukh Sukhatme
Mayukh Sukhatme

Date:	July 26, 2024

[Signature Page to Cash Retention Award Agreement]